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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 15
Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 2-80333
                        ------------------------------

                        FIRST DECATUR BANCSHARES, INC.
                        ------------------------------
            (Exact name of registrant as specified in its charter)


                            130 North Water Street
                            Decatur, Illinois 62523
                                (217) 424-1111
                                --------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock par value $0.01 per share
                    --------------------------------------
            Title of each class of securities covered by this Form


                                     None
                               ----------------
  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


        Rule 12g-4(a)(1)(i)     [ ]           Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]           Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12h-3(b)(1)(i)     [X]           Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:

        Common Stock, par value $0.01 per share:  None


        Pursuant to requirements of the Securities Exchange Act of 1934, First Decatur Bancshares, Inc. has caused this certification/notice to be signed by the undersigned duly authorized person.



March 23, 2000        By:     /s/ Philip C. Wise
                           -------------------------------
                           Philip C. Wise
                           President